Exhibit 4

George Walter Loewenbaum

Rocky Point Ventures, LLC

1000 Westbank Dr., Suite #2A

Austin, TX 78746

November 6, 2025

Yahiel Tal

CEO, Director

CollPlant Biotechnologies, Ltd.

4 Oppenheimer St.

P.O. Box 4132

Rehovot 7670104, Israel

Dear Yahiel:

Thank you for visiting with Homi and me yesterday. Upon reflection, Homi and I hereby withdraw our request that you nominate Nachum “Homi” Shamir for CollPlant’s Board of Directors. As shareholders, Homi and I wish all the best for CollPlant’s future.

Sincerely,

/s/ G Walter Loewenbaum
G. Walter Loewenbaum

CC:	Nachum “Homi” Shamir
VIA E-MAIL ONLY

Reg Hargrove
Patrick Chalmers
VIA E-MAIL ONLY